EX. 99.3 - BROKER-DEALER LETTER TO NOMINEES

FORM OF LETTER
ADVANCED BIOTHERAPY, INC.

874,812,700 Shares of Common Stock

Offered Pursuant to Rights
Distributed to Stockholders
of Advanced Biotherapy, Inc.

To Security Dealers, Commercial Banks,
Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Advanced Biotherapy, Inc. (“ABI”) of shares of Common Stock (as such term is defined below), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (“Recordholders”) of shares of ABI common stock, par value $0.001 per share (the “Common Stock”), at the close of business on [ ], 2007 (the “Record Date”). The Rights and Common Stock are described in the ABI prospectus dated [________], 2007 (the “Prospectus”).

In the Rights Offering, ABI is offering an aggregate of 874,812,700 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised, at 5:00 p.m., Eastern Daylight Time, on [__________], 2007, unless extended for in the sole discretion of ABI (as it may be extended, the “Expiration Date”).

Each full Right allows the holder thereof to subscribe for one share of Common Stock (the “Subscription Privilege”) at the cash price of $0.015 per share (the “Subscription Price”). Each Right also will carry with it an oversubscription privilege(“Oversubscription Privilege”) to subscribe for shares of Common Stock that are not purchased by other holders of Rights.

The Rights are evidenced by a non-transferable Rights certificate (a “Rights Certificate”) other than for shares of Common Stock registered in your name or the name of your nominee. Each share of Common Stock registered in your name or the name of your nominee entitles the beneficial owner thereof to 10 Rights for each share of Common Stock owned as of the close of business on the Record Date.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by ABI or the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;

EX. 99.3 - BROKER-DEALER LETTER TO NOMINEES

2.  Instruction as to Use of ABI Beneficial Owner Election Form (including a Notice of Guaranteed Delivery.);

3. A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4. Notice of Guaranteed Delivery for Beneficial Owner Election Form Issued by ABI; and

Your prompt action is requested. To exercise Rights and the Oversubscription Privileges, if applicable, you should deliver the properly completed and signed or Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures, with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m. Eastern Daylight Time, on the Expiration Date. Once you have exercised Rights, you may withdraw your exercise at any time prior to the deadline for withdrawal, but not thereafter, subject to applicable law. The deadline for withdrawal is 5:00 p.m., New York City time, on the business day prior to the expiration date of the Rights Offering. Unless the Rights Offering is extended, the deadline for withdrawal will be on ______________, 2007. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from Georgeson Inc., the Information Agent. The Information Agent's telephone number is (866) 785-7394 (or (212) 440-9800 for banks and brokerage firms).

Very truly yours,

Advanced Biotherapy, Inc.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ADVANCED BIOTHERAPY, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.